Exhibit 99.2

COMTECH ANNOUNCES 10% INCREASE IN TARGETED ANNUAL DIVIDEND AND
RAISES EXISTING STOCK REPURCHASE PROGRAM TO $250.0 MILLION

Melville, New York – September 27, 2011 – Comtech Telecommunications Corp. (NASDAQ: CMTL) today announced that its Board of Directors has raised its annual targeted dividend from $1.00 per share to $1.10 per share and declared a dividend of $0.275 per share payable on November 22, 2011 to shareholders of record at the close of business on October 21, 2011. The dividend is the Company’s fifth consecutive quarterly dividend and represents an increase of 10% from the previous quarterly dividend paid on August 19, 2011.

The Company announced that through September 23, 2011 it has repurchased 1,511,526 shares of its common stock in open-market transactions for an aggregate cost of $42.0 million (including transaction costs) with an average price per share of $27.80. These repurchases were made pursuant to a $150.0 million stock repurchase plan that was authorized in July 2011 by its Board of Directors. Due to the successful utilization of this plan, the Company also announced today that its Board of Directors has authorized an increase to the stock repurchase program from $150.0 million to $250.0 million. Repurchases under the $250.0 million repurchase program may be made in open-market or privately negotiated transactions and may be made pursuant to SEC Rule 10b5-1 trading plans.

“As we look to fiscal 2012 and beyond, we are confident in the overall strength of our business and its ability to continue to generate the strong cash flows that would enable the Company to return additional cash to its shareholders through an increased quarterly dividend,” said Fred Kornberg, President and Chief Executive Officer of Comtech.

Mr. Kornberg added, “In light of the successful utilization of our existing buyback program and our view that our stock remains a compelling value, our Board of Directors has authorized a $100.0 million increase to our stock repurchase program.  The decision to increase our annual dividend target and stock repurchase program was based on a comprehensive review performed by our Board of Directors that was initiated earlier this year. Based on this review, the Company intends to continue to wisely manage its capital structure, by balancing the return of significant amounts of cash to its shareholders and its ability to pursue a disciplined and opportunistic acquisition program.”

About Comtech
Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, RF microwave amplifiers and mobile data communications. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Cautionary Statement Regarding Forward-Looking Statements
Certain information in this press release contains forward-looking statements, including but not limited to, information relating to the Company’s future performance and financial condition, plans and objectives of the Company’s management and the Company’s assumptions regarding such future performance, financial condition, and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under the Company’s control which may cause its actual results, future performance and financial condition, and achievement of plans and objectives of the Company’s management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include the nature and timing of receipt of, and the Company’s performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales, rapid technological change, evolving industry standards, frequent new product announcements and enhancements, changing customer demands, changes in prevailing economic and political conditions; risks associated with the Company’s legal proceedings and other matters; risks associated with the Company’s BFT-1 contract, including the Company’s ongoing negotiations with the U.S. Army and pending audit of its BFT-1 contract; risks associated with the Company’s obligations under its revolving credit facility; and other factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”).

Important Information
Comtech plans to file with the SEC and mail to its stockholders a proxy statement in connection with its 2011 Annual Meeting. Investors and security holders are urged to read the proxy statement relating to the 2011 Annual Meeting and any other relevant documents filed with the SEC when they become available, because they will contain important information. Investors and security holders may obtain a free copy of the proxy statement and other documents (when available) that Comtech files with the SEC at the SEC’s website at www.sec.gov and Comtech’s website at www.comtechtel.com. In addition, the proxy statement and other documents filed by Comtech with the SEC may be obtained from Comtech free of charge by directing a request to Comtech Telecommunications Corp., Attn: Investor Relations, 68 South Service Road, Suite 230, Melville, New York 11747.

Certain Information Regarding Participants
Comtech, its directors and certain executive officers and employees may be deemed to be participants in the solicitation of Comtech’s security holders in connection with its 2011 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Comtech’s Annual Report on Form 10-K for the year ended July 31, 2011, which will be filed on September 27, 2011, and its proxy statement for the 2010 Annual Meeting, which was filed with the SEC on November 8, 2010. To the extent holdings of Comtech securities have changed since the amounts printed in the proxy statement for the 2010 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals can also be obtained from the proxy statement relating to the 2011 Annual Meeting when it is filed by Comtech with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Comtech’s website at www.comtechtel.com.

PCMTL

Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
631-962-7000
info@comtechtel.com

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